                                                                   EX-10.21


                          THE DREYFUS CORPORATION
                  AMENDED AND RESTATED CONTINGENT BENEFIT PLAN


1.  Prior Plan; Adoption; Purposes


    (a) The Dreyfus Corporation Contingent Benefit Plan (the "Prior Plan") was originally adopted by the Board of Directors (the "Board") of The Dreyfus Corporation (the "Corporation") on May 1, 1984 to provide specified contingent benefit payments to certain key employees of the Corporation and its wholly owned subsidiaries who were designated beneficiaries of the Prior Plan in the event of their termination of employment after a Change of Control of the Corporation (a "Prior Plan Beneficiary"), all as provided in accordance with the terms and conditions of the Prior Plan.


    (b) Subsequent to the adoption of the Prior Plan, the Board entered into an Amended and Restated Agreement (the "Agreement") with Mellon Bank Corporation ("Mellon"), Mellon Bank, N.A. and XYZ Sub Corporation dated as of December 5, 1993, pursuant to which an indirect subsidiary of Mellon would merge with and into the Corporation causing the Corporation to become a wholly owned subsidiary of Mellon (the "Merger"). The Agreement generally provides that the Prior Plan be amended to provide:


              (i) that the proposed Merger not constitute a
                  "Change of Control" under the Prior Plan;


             (ii) that each Prior Plan Beneficiary who consents
                  to the amendment of the Prior Plan and who continues his or her employment with the new merged corporation in accordance with and subject to the terms and conditions hereinafter provided will be eligible to receive certain Retention Payments; and


            (iii) for certain other changes.


    (c) The Board has determined to implement the foregoing amendments by the establishment of The Dreyfus Corporation Amended and Restated Contingent Benefit Plan (this "Plan"), which Plan, as to any Prior Plan Beneficiary who countersigns an Amended and Restated Contingent Benefit Agreement substantially in the form attached hereto as Exhibit A (each an "Amended Contingent Benefit Agreement"), shall constitute, effective as of the Effective Time, an amendment and restatement of the Prior Plan with respect to any and all rights of such Prior Plan Beneficiary and otherwise supersedes any and all rights of such Prior Plan

          Beneficiary under his or her Contingent Benefit
          Agreement and the Prior Plan.


     (d) The designation by the Corporation of the unconditional Retention Payments to be made pursuant to this Plan are intended to advance the interests of the Corporation by encouraging (but not requiring) Beneficiaries to provide future services of a quality which equals or exceeds past performance and shall be conclusive and binding upon the Corporation. Neither this Plan nor any Amended Contingent Benefit Agreement shall constitute an employment contract between any Beneficiary and the Corporation.


2.  Certain Definitions


     For all purposes of this Plan, the following terms shall have the following respective meanings:


     (a) "Beneficiary" means those certain employees of the Corporation who are Prior Plan Beneficiaries with outstanding Contingent Benefit Agreements, as such term is defined in the Prior Plan, who agree to an amendment and restatement of the Prior Plan and a superseding hereby of their rights under said Prior Plan by agreeing to be bound by the terms and conditions of this Plan and an Amended Contingent Benefit Agreement.


     (b) "Code" means the Internal Revenue Code of 1986, as amended.


     (c) "Effective Time" shall mean the effective time of the Merger.


     (d) "Retention Payments" means those payments made to a Beneficiary representing the value of the Beneficiary's
          Units.


     (e) "Termination Date" means the date when termination notice is delivered by the Corporation or the Beneficiary, regardless of acceptance by the other party.


     (f) "Unit" shall mean an amount of money equal to the difference between the book value of one share of common stock of the Corporation and the market price of one share of common stock of the Corporation at the Effective Time, determined as follows:


          (i) book value shall mean the book value per share of the Corporation's common stock determined in accordance with the Corporation's usual practices, at the end of the fiscal quarter prior to the

               Effective Time; which determination shall be conclusive and binding for all purposes of this Plan; and


          (ii) market price shall mean the average of the closing price of a share of common stock of the Corporation on the New York Stock Exchange for the ten trading days immediately prior to the Effective Time.


          In the event that the Effective Time occurs after the end of a fiscal quarter but prior to the determination of book value, Unit values shall be determined as soon as practicable following the Corporation's determination of book value as of the end of such fiscal quarter. The Units allocated to any particular Beneficiary under his or her Amended Contingent Benefit Agreement shall equal the Units allocated to the Beneficiary under his or her Contingent Benefit Agreement under the Prior Plan and as set forth on Schedule A attached hereto.
          Notwithstanding anything in this Plan or any Amended Contingent Benefit Agreement to the contrary, materials distributed to any Beneficiary shall not be required to contain information specifically regarding the Units of other Beneficiaries.


Singular terms herein shall include the plural, as the context may require. Paragraph headings are inserted solely for the convenience of the reader and are not intended to alter or otherwise affect the terms and conditions of the Plan.


3.  Administration


     This Plan shall be administered by the Board or a committee of the Board; none of the members of which is an employee of the Corporation, its direct or indirect parents or subsidiaries.


4.  Beneficiaries; Effective Time


     Any Prior Plan Beneficiary may become a Beneficiary under this Plan effective as of the Effective Time by executing an Amended Contingent Benefit Agreement. In the event that the Merger is not consummated, this Plan shall neither be or ever become effective and any election of a Prior Plan Beneficiary to become a Beneficiary under this Plan represented by a countersigned Amended Contingent Benefit Agreement shall be null and void from the inception as though never made and the rights of the Corporation and each Prior Plan Beneficiary under the Prior Plan, if any, shall continue without any modification attributable to this Plan or any Amended Contingent Benefit Agreement.

5.   Entitlement to Benefits


     Notwithstanding any other provision of this Plan to the contrary, only those Prior Plan Beneficiaries who have executed an Amended Contingent Benefit Agreement and who continue to be employees of the Corporation as of the Effective Time shall be entitled to any benefits hereunder. Subject to the preceding sentence, a Beneficiary shall be unconditionally entitled to Retention Payments in an amount equal to one-half of the value of the Beneficiary's Units, effective as of the Effective Time and, as to the remaining one-half of such value, the Beneficiary shall be unconditionally entitled to Retention Payments effective as of the earlier of (a) the last day of the eighteen (18) month period commencing at the Effective Time and (b) the date, if ever, of the affected Beneficiary's voluntary or involuntary termination of employment from the Corporation at any time for any reason (including, without limitation, the Beneficiary's retirement, death or disability).


6.   Amended Contingent Benefit Agreements and
     Waiver of Prior Contingent Benefit Agreement


     The Corporation shall deliver to each Prior Plan Beneficiary with an outstanding Contingent Benefit Agreement an Amended Contingent Benefit Agreement. The term "Amended Contingent Benefit Agreement," whenever used herein, shall, as of any date, refer to the Amended Contingent Benefit Agreement then in effect. The Amended Contingent Benefit Agreement with each Beneficiary shall be effective at the Effective Time upon the Beneficiary's countersignature and return to the Corporation of a counterpart thereof. Any Amended Contingent Benefit Agreement may be executed on behalf of the Corporation by the Chairman of the Board, the President or any Vice President of the Corporation. Any Amended Contingent Benefit Agreement which has been duly authorized, executed and delivered on behalf of the Corporation as provided herein shall be a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except to the extent that enforcement may be affected by bankruptcy laws and other laws affecting creditors' rights generally, and except to the extent that general principles of equity may affect the availability of equitable relief as a remedy. As between the Corporation and the Beneficiary, every Amended Contingent Benefit Agreement signed by an officer who was at the time of signing authorized to sign on behalf of the Corporation shall be conclusively presumed to have been duly authorized.

7.   Duration of Amended Contingent Benefit Agreements


     Except with respect to the proviso contained in paragraph
(10) and the Terms of Termination set forth in paragraph (11), each Amended Contingent Benefit Agreement shall terminate upon the Beneficiary's receipt of Retention Payments equal to the value of his or her Units.


8.  Retention Payments


     When a Beneficiary becomes entitled to a Retention Payment pursuant to paragraph (5), the Corporation will, within ten days thereafter, pay to the Beneficiary in cash a lump sum in an amount equal to the value of that portion of the Beneficiary's Units set forth in his or her Amended Contingent Benefit Agreement to which the Beneficiary so became entitled, net of any tax withholding required by law.


9.  Limitation on Retention Payments


     Notwithstanding any other provision of this Plan to the contrary, any Retention Payment otherwise payable hereinafter shall be reduced, but not below zero ($0), to the extent necessary to prevent the aggregate amount of Retention Payments and any other "parachute payments" (as defined in Section 280G of the Code) made with respect to a Beneficiary, from exceeding an amount equal to the product of 2.99 times the Beneficiary's "base amount" (as defined in Section 280G of the Code), as determined in good faith by the Corporation prior to the Effective Time.


10.  Effect of Retention Payment


     When a Beneficiary becomes entitled to any Retention Payments provided for herein, such payments shall have no effect upon any other payments or benefits payable to him or her by virtue of the termination of his or her employment or continued employment (as applicable), nor shall this Plan affect the Beneficiary's right to compensation for services rendered to the Corporation up to the date on which the Beneficiary became entitled to any such Retention Payments, or any rights under any stock, option, pension, retirement or other incentive or fringe benefit plan then in effect in which he or she may be a participant; provided, however, that all stock options held by any Beneficiary at such time (if ever) as the Beneficiary would have been entitled to receive "Contingent Benefits" under the terms of the Prior Plan as a result of the Merger which would have become exercisable under the Prior Plan shall forthwith become exercisable.


11.  Terms of Termination


     If a Beneficiary's employment is terminated, such termination shall be deemed to have occurred under the following circumstances: (i) the Corporation finds no fault with the

Beneficiary's loyalty, diligence, and professional judgment and abilities and recognizes that he or she has made many valuable contributions during his or her years of service, and (ii) the Beneficiary does not contend that the affairs of the Corporation have not been managed and operated in substantial compliance with applicable principles of law and business ethics and in the best interests of the shareholders. Any statement either the Corporation or the Beneficiary shall make to any person concerning the reasons for the termination of the Beneficiary's employment or otherwise concerning the other (including, specifically, any response to any inquiry which might be made to the Corporation or the Beneficiary by any prospective employer of the Beneficiary's) shall be consistent with the foregoing.


12.  Disputes


     Without limiting the unconditional nature of payments provided for hereunder, in the event that the Beneficiary contends that he or she is entitled to Retention Payments hereunder and the Corporation disputes its obligation to pay such benefits or any amount thereof, the following provisions shall apply:


     (a) Notwithstanding such dispute, the Corporation agrees to pay to the Beneficiary the full amount claimed by him or her as payable hereunder. Such payment by the Corporation shall be without prejudice to its right to claim reimbursement of any amount so paid and to assert such claim by action against the Beneficiary, provided that (i) prior to or simultaneously with the making of such payment the Corporation gives the Beneficiary written notice of the amount it disputes, specifying in reasonable detail the basis for such dispute and
          (ii) commences an action against the Beneficiary to recover such amount within 90 days after the payment is made.


     (b) The Corporation will, whenever requested by the Beneficiary, pay the Beneficiary's actual and reasonable costs and attorneys' fees of any litigation relating to the Beneficiary's entitlement to any Retention Payments as such expenses are incurred. The Corporation shall be entitled in such action to judgment obligating the Beneficiary to repay his or her litigation expenses paid by the Corporation if (but only if) the court holds that the Beneficiary's claim to the disputed Retention Payments was not made in good faith. In the event of such a holding and in addition to any repayment of litigation expenses required by the preceding sentence, the Beneficiary will pay the Corporation's like costs and fees and the Corporation shall be entitled to judgment to that effect. A contention by the Beneficiary that the Corporation's obligations in accordance with the terms set forth in this Plan and the

          Amended Contingent Benefit Agreement are valid and enforceable shall be conclusively presumed to have been made in good faith.


     (c) The Beneficiary hereby agrees that any action by the Corporation against him or her pursuant to this Section may be brought in the State of New York, which court shall have jurisdiction of such action for all purposes irrespective of his or her personal residence or location at the time. Process in such action shall be sufficiently served by personal delivery to the Secretary or any Assistant Secretary of the Corporation then in office (whom Beneficiary hereby irrevocably appoints his or her agents and attorneys-in-fact to accept such service), with notice to him or her of such service, accompanied by a copy of the papers served, being also given to him or her in the manner specified below.


13.  Approval and Amendment


     This Plan shall be effective as of the Effective Time. As to any Beneficiary, this Plan may be amended by the Corporation, in any manner not materially inconsistent with the Plan and only with the Beneficiary's written consent, and, in that event, the affected Amended Contingent Benefit Agreements then in effect shall automatically be amended accordingly. Any reference herein to this Plan shall, as of any date, refer to this Plan as theretofore amended in accordance with the foregoing.


14.  Notices


     Each notice or other communication to either the Beneficiary or the Corporation required or permitted by this Plan or incident hereto shall be delivered personally in writing or transmitted by certified mail, return receipt requested, addressed to the party for whom the same is intended at his or her or its address set forth in the Amended Contingent Benefit Agreement, or to such other address as such party may hereafter have specified to the other by like notice (and directed, in the case of notice to the Corporation, to the attention of the Secretary) and shall be effective when delivered or mailed.


15.  Governing Law


     The validity and interpretation of this Plan and of each Amended Contingent Benefit Agreement shall be determined in accordance with the laws of the State of New York.